Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lamar Media Corp.:

We consent to the use of (a) our report dated February 25, 2016, except as to note 17, which is as of July 8, 2016, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and the related financial statement schedules, and our report dated February 25, 2016, with respect to the effectiveness of internal control over financial reporting as of December 31, 2015 included herein, and (b) our report dated February 25, 2016, except as to note 9, which is as of July 8, 2016, with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and the related financial statement schedules, and our report dated February 25, 2016, with respect to the effectiveness of internal control over financial reporting as of December 31, 2015 included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

Baton Rouge, Louisiana

July 15, 2016